                                                                    EXHIBIT 11.1




Computation of weighted average number of shares outstanding used in determining primary and fully diluted earnings per share:

                                                       Fiscal Year Ended
                                              ------------------------------------
                                             February 1,  February 3,  January 28,
                                                1997         1996         1995
                                             -----------  -----------  -----------
(Shares in 000's)

Primary
-------
  Weighted average number of common
     shares outstanding                         33,185      34,395       34,908

  Assumed exercise of certain stock
     options based on average market values        266         258           83
                                                ------      ------       ------

  Weighted average number of shares used
     in primary per share computations          33,451      34,653       34,991
                                                ======      ======       ======



Fully diluted (a)
-----------------
  Weighted average number of common
     shares outstanding                         33,185      34,395       34,908

  Assumed exercise of all dilutive options
     based on higher of average or closing
     market value                                  266         258           92
                                                ------      ------       ------

  Weighted average number of shares used
     in fully diluted per share computations    33,451      34,653       35,000
                                                ======      ======       ======



(a) This calculation is submitted in accordance with the Securities Exchange Act of 1934 Release No. 9083 although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.